UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 26, 2007

ISONICS CORPORATION
(Exact name of registrant as specified in its charter)

California	001-12531	77-0338561
State of	Commission File	IRS Employer
Incorporation	Number	Identification No.

5906 McIntyre Street, Golden, Colorado 80403
Address of principal executive offices

303-279-7900
Telephone number, including
Area code

Not applicable
Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.03 — Material Modification to Rights of Security Holders

On January 29, 2007, Isonics Corporation (the “Company”) announced it will effect a one-for-four combination of its common stock (the “reverse stock split”) to be effective February 13, 2007.  As a result of the reverse stock split, every four shares of the Company’s common stock that are issued and outstanding at the close of business on February 13, 2007, will automatically be combined into one issued and outstanding share without any change in the par value of such shares.  No fractional shares will be issued in connection with the reverse stock split.  Shareholders who are entitled to a fractional share will instead receive a whole share.

The reverse split will affect all holders of our common stock uniformly and will not affect any shareholder’s percentage ownership interest in the Company, except to the extent the reverse split will result in any holder being granted a whole share for any fractional share that resulted from the reverse split.

The Company intends to file with the California Secretary of State an amendment to the Company’s Articles of Incorporation reflecting the reverse stock split.

Item 8.01 — Other Events

At a meeting of the Board of Directors on January 26, 2007, the board of directors decided to begin the process of divesting the Company’s life sciences segment.

The Company does not consider the life sciences segment to be material to the Company’s business operations, assets, or financial condition (and therefore has not reported this action under Items 1.01 or 2.01 of Form 8-K), and does not anticipate that any material charges will be incurred under generally accepted accounting principles relating to the discontinuation of the life sciences segment (and therefore has not reported this action under Item 2.05 of Form 8-K).

Item 9.01 — Financial Statements and Exhibits

(d)                                 Exhibits

99.1                                                                           Press release dated January 29, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 29th day of January 2007.

Isonics Corporation

By:	/s/ James E. Alexander
James E. Alexander
President and Chief Executive Officer